EXHIBIT 10.1

AMENDMENT NUMBER FOUR TO CREDIT AGREEMENT

THIS AMENDMENT NUMBER FOUR TO CREDIT AGREEMENT (this “Amendment”), dated November 11, 2015, is entered into by and among WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), each Lender party hereto, and ASURE SOFTWARE, INC., a Delaware corporation (“Borrower”).

RECITALS

A. Borrower, Agent and the financial institutions party thereto (the “Lenders”) have previously entered into that certain Credit Agreement, dated as of March 20, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Lenders have made certain loans and financial accommodations available to Borrower. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Credit Agreement.

B. Borrower has requested that Agent and the Lenders amend the Credit Agreement make certain amendments to the Credit Agreement. The Lender Group has agreed to such amendment pursuant to the terms hereunder.

AMENDMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.     Amendments to Credit Agreement. Effective upon the Fourth Amendment Effective Date (as defined in Section 2 below):

(a) Schedule 1.1 of the Credit Agreement is hereby amended by adding the following new definitions in alphabetical order:

“Fourth Amendment” means that certain Amendment Number Four to Credit Agreement, dated November 11, 2015, among Agent, each Lender, and Borrower.

“Fourth Amendment Effective Date” means November 11, 2015.

(b) Schedule 1.1 of the Credit Agreement is hereby amended by deleting the definition of “Applicable Margin” therein and replacing such definition with the following:

“Applicable Margin” means, as of any date of determination and with respect to Base Rate Loans or LIBOR Rate Loans, as applicable, the applicable margin set forth in the following table that corresponds to the most recent Leverage Ratio calculation delivered to Agent pursuant to Section 5.1 of the Agreement (the “Leverage Ratio Calculation”); provided, that for the period from the Fourth Amendment Effective Date through the date Agent receives the Leverage Ratio Calculation in respect of the testing period ending September 30, 2016, the Applicable Margin shall be set at the margin in the row styled “Level IV”; provided further, that any time an Event of Default has occurred and is continuing, the Applicable Margin shall be set at the margin in the row styled “Level IV”:

Level	Leverage Ratio Calculation	Applicable Margin Relative to Base Rate Loans (the “Base Rate Margin”)	Applicable Margin Relative to LIBOR Rate Loans (the “LIBOR Rate Margin”)
I	If the Leverage Ratio is less than or equal to 2.25:1.00	2.00 percentage points	3.00 percentage points
II	If the Leverage Ratio is greater than 2.25:1.00 and less than or equal to 2.75:1.00	2.50 percentage points	3.50 percentage points
III	If the Leverage Ratio is greater than 2.75:1.00 and less than or equal to 3.25:1.00	3.00 percentage points	4.00 percentage points
IV	If the Leverage Ratio is greater than 3.25:1.00	3.50 percentage points	4.50 percentage points

Except as set forth in the foregoing proviso, the Applicable Margin shall be based upon the most recent Leverage Ratio Calculation, which will be calculated as of the end of each fiscal quarter. Except as set forth in the foregoing proviso, the Applicable Margin shall be re-determined quarterly on the first day of the month following the date of delivery to Agent of the certified calculation of the Leverage Ratio pursuant to Section 5.1 of the Agreement; provided, that if Borrower fails to provide such certification when such certification is due, the Applicable Margin shall be set at the margin in the row styled “Level IV” as of the first day of the month following the date on which the certification was required to be delivered until the date on which such certification is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the Applicable Margin shall be set at the margin based upon the calculations disclosed by such certification. In the event that the information regarding the Leverage Ratio contained in any certificate delivered pursuant to Section 5.1 of the Agreement is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the  Applicable  Margin actually applied for such Applicable Period, then (i) Borrower shall immediately deliver to Agent a correct certificate for such Applicable Period, (ii) the Applicable Margin shall be determined as if the correct Applicable Margin (as set forth in the table above) were applicable for such Applicable Period, and (iii) Borrower shall immediately deliver to Agent full payment in respect of the accrued additional interest as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by Agent to the affected Obligations.

2.     Conditions Precedent to Amendment Number Four. This Amendment shall become effective as of the date hereof (such date, the “Fourth Amendment Effective Date”) upon satisfaction or waiver by the Lender Group of each of the following conditions precedent:

(a) Certain Documents.  Agent shall have received this Amendment, duly executed by Borrower.

(b) Representations and Warranties. Immediately after giving effect to this Amendment, except to the extent any such representation and warranty solely relates to an earlier specified date, the representations and warranties contained in Section 3 below shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any portion of any representation and warranty that already is qualified or modified by materiality in the text thereof).

(c) Fees and Expenses Paid. There shall have been paid to Agent for the account of Agent, all fees and expenses (including fees and expenses of counsel to Agent) incurred in connection with this Amendment and the transactions contemplated hereby, and all other fees and expenses due and payable on or before the date hereof under any Loan Document.

3.     Representations and Warranties.  Borrower represents and warrants as follows:

(a) Authority. Borrower has the requisite corporate power and authority to execute and deliver this Amendment, and to perform its obligations hereunder and under the Loan Documents (as amended hereby) to which it is a party. The execution, delivery and performance by Borrower of this Amendment has been duly approved by all necessary corporate action, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restrictions binding on Borrower.

(b) Enforceability. This Amendment has been duly executed and delivered by Borrower. Each of this Amendment and the Credit Agreement (as amended or modified hereby) is the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, and is in full force and effect, except to the extent that (i) the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights or general principles of equity or (ii) the availability of the remedies of specific performance or injunctive relief are subject to the discretion of the court before which any proceeding therefor may be brought.

(c) Representations and Warranties. Immediately after giving effect to this Amendment, the representations and warranties contained in the Credit Agreement are true, complete and accurate in all respects as of the date hereof, except for representations and warranties which relate exclusively to an earlier date, which shall be true and correct in all respects as of such earlier date.

(d) No Default. Immediately after giving effect to this Amendment, no Default or Event of Default exists or is continuing.

4.     No Waiver. The execution of this Amendment and any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or breach, default or event of default under any Loan Document, whether or not known to Agent or any of the Lenders and whether or not existing as of the date hereof.

5.     Release.

(a) In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower, on behalf of itself, and its successors, assigns and other legal representatives (Borrower and all such other persons being hereinafter referred to collectively as “Releasors” and individually as a “Releasor”), hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent, each Lender, and its successors and assigns, and its present and former shareholders, affiliates,  subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other persons being hereinafter referred to collectively as “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set off, demands and liabilities whatsoever (individually, an “Indemnified Claim” and collectively, “Indemnified Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Releasors may now or hereafter own, hold, have or claim to have against  Releasees  or  any  of  them  for,  upon,  or  by  reason  of  any circumstance,  action,  cause  or  thing whatsoever which arises at any time on or prior to the day and date of this Amendment, for or on account of, or in relation to, or in any way in connection with any of the Agreement or any of the other Loan Documents or transactions thereunder or related thereto.

(b) It is the intention of Borrower that this Amendment and the release set forth above shall constitute a full and final accord and satisfaction of all claims that may have or hereafter be deemed to have against Releasees as set forth herein. In furtherance of this intention, Borrower, on behalf of itself and each other Releasor, expressly waives any statutory or common law provision that would otherwise prevent the release set forth above from extending to claims that are not currently known or suspected to exist in any Releasor’s favor at the time of executing this Amendment and which, if known by Releasors, might have materially affected the agreement as provided for hereunder. Borrower, on behalf of itself and each other Releasor, acknowledges that it is familiar with Section 1542 of California Civil Code:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Borrower, on behalf of itself and each other Releasor, waives and releases any rights or benefits that they may have under Section 1542 to the full extent that they may lawfully waive such rights and benefits, and Borrower, on behalf of itself and each other Releasor, acknowledges that it understands the significance and consequences of the waiver of the provisions of Section 1542 and that it has been advised by counsel as to the significance and consequences of this waiver.

(c) Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(d) Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

6.     Choice of Law and Venue; Jury Trial Waiver. THIS AMENDMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

7.     Counterparts. This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telefacsimile or other electronic method of transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

8.     Reference to and Effect on the Loan Documents.

(a) Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(b) Except as specifically amended above, the Credit Agreement and all other Loan Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of Borrower without defense, offset, claim or contribution.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

(d) To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

9.     Ratification. Borrower hereby restates, ratifies and reaffirms each and every term  and condition set forth in the Credit Agreement, as amended hereby, and the Loan Documents effective as of the date hereof.

10.   Estoppel. To induce Agent to enter into this Amendment and to continue to make advances to Borrower under the Credit Agreement, Borrower hereby acknowledges and agrees that, immediately before and after giving effect to this Amendment, as of the date hereof, there exists no Default or Event of Default and no right of offset, defense, counterclaim or objection in favor of Borrower or any Guarantor as against Agent or any Lender with respect to the Obligations.

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IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

BORROWER:

ASURE SOFTWARE, INC.,
a Delaware corporation

By: /s/ Patrick Goepel
Name: Patrick Goepel
Title: CEO

AMENDMENT NUMBER FOUR TO CREDIT AGREEMENT

WELLS FARGO BANK, NATIONAL ASSOCIATION,
a national banking association, as Agent and sole Lender

By: /s/ Brad Blakey
Name: Brad Blakey
Title: Vice President

AMENDMENT NUMBER FOUR TO CREDIT AGREEMENT